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                                                                    EXHIBIT 5.01

                        OPINION OF O'MELVENY & MYERS LLP

October 13, 1999                                                 Our File Number
                                                                     020,630-001

American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773

        Re: Issuance of Common Shares Pursuant to the Company's Common Share
            Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by American States Water Company (the "Company") with the Securities and Exchange Commission on October 14, 1999 for the purpose of issuing additional Common Shares. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, sale and registration of the Common Shares.

Subject to the foregoing, and in reliance thereon, it is our opinion that the issuance of Common Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance thereof in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading "Miscellaneous-Legal Matters".

                                    Respectfully submitted,

                                    /s/ O'Melveny & Myers LLP